Exhibit 99.1

For Immediate Release	Contact: John Kai
President
Tuesday, June 11, 2013	Telephone: (808) 969-8032

ROYAL HAWAIIAN ORCHARDS, L.P.

ANNOUNCES JOHN KAI APPOINTED INTERIM PRESIDENT

Hilo, Hawaii — Royal Hawaiian Orchards, L.P. (OTCQX: NNUTU) today announced that John Kai will succeed Mr. Dennis Simonis as the President of Royal Hawaiian Resources, Inc., the general partner of Royal Hawaiian Orchards L.P., on an interim basis effective June 5, 2013. Mr. Kai has been a director of the general partner since 2004.

The Partnership is one of the leading growers and processors of macadamia nuts in the world, processing and marketing macadamia nuts in-shell, bulk kernel and all natural, “better for you” snack products marketed under the Royal Hawaiian Orchards® brand name.